Exhibit 99.1

NEWS RELEASE Investor Contact: Stephen Trowbridge Executive Vice President & CFO 518-795-1408 strowbridge@angiodynamics.com	Media Contact: Saleem Cheeks Vice President, Communications 518-795-1174 scheeks@angiodynamics.com

AngioDynamics Announces Appointment of Eric Honroth as
President and Chief Executive Officer
Medical Technology Executive Brings More than 20 years of Leadership Experience, Including Cardiovascular, Endovascular and Oncology Markets, with a Track Record of Accelerating Growth and Improving Profitability
Jim Clemmer to Retire Following Ten Years as President and Chief Executive Officer
LATHAM, N.Y., October 8, 2026 – AngioDynamics, Inc. (NASDAQ: ANGO), a leading and transformative medical technology company focused on restoring healthy blood flow in the body’s vascular system, expanding cancer treatment options, and improving quality of life for patients, today announced the appointment of Eric Honroth as President and Chief Executive Officer and a member of the Board of Directors, effective November 2, 2026. Mr. Honroth will succeed Jim Clemmer, who will depart the Board on November 2, 2026, and will remain in a consulting capacity to ensure a smooth transition.
The appointment follows a Board-led search prioritizing a leader with medical technology experience, a demonstrated track record of commercial execution and operational discipline to build on the Company's Med Tech momentum, advance its transformation, and drive sustainable revenue growth, margin expansion, and long-term shareholder value.
Mr. Honroth brings more than 20 years of medical device and life sciences leadership experience across markets directly aligned with AngioDynamics' portfolio, including cardiovascular, endovascular, urology and oncology. Earlier in his career, he held senior leadership roles at Abbott Vascular, Becton Dickinson, CareFusion, and Boston Scientific. His leadership experience spans both North American and global markets, including responsibility for large-scale commercial organizations and global business operations, providing a proven foundation for advancing the Company's strategic growth and value-creation priorities.
Most recently, he served as Global President, Life Science at Getinge and previously led Getinge's $1.2 billion North American business, where he accelerated growth, delivered sustained revenue gains, and strengthened operational performance through new product development, strategic portfolio management, and disciplined commercial excellence.
“AngioDynamics enters this transition with real momentum, including a high-growth Med Tech segment, a strong balance sheet with no outstanding debt, and an operational transformation that is delivering,” said Howard Donnelly, AngioDynamics Board Chair. “Eric has done what this moment requires. He has built businesses, driven profitable growth, and managed global operations with responsibility for both revenue and cost structure. He also builds teams and leads with a genuine commitment to patients, and the Board is confident he is the right leader to deliver long-term value during our next chapter.”
Mr. Donnelly continued, “On behalf of the Board, I want to thank Jim for his exceptional leadership over the past decade. Under his guidance, AngioDynamics underwent a successful transformation that sharpened our focus and built a solid foundation for sustainable growth and profitability. Jim’s dedication to our team, patients, customers, and shareholders has left a lasting mark on the Company, and we are deeply grateful for his many contributions. We look forward to his continued contributions as a trusted senior advisor.”
“I am honored to lead AngioDynamics at such an important moment for the Company and grateful for the confidence the Board and Jim have placed in me,” said Mr. Honroth. “The Company has a differentiated technology portfolio, multiple growth drivers, and an exceptionally talented team. I look forward to working with employees and customers to build on this foundation and accelerate progress where we see the greatest opportunities to improve patient care and create shareholder value.”
“It has been the privilege of my career to lead AngioDynamics these past ten years,” said Mr. Clemmer. “Together, we sharpened the Company's focus, expanded operating capabilities, and positioned the business for its next phase of growth. I am confident Eric's experience and leadership make him the right person to carry that work forward, and I look forward to supporting a smooth transition.”
About AngioDynamics, Inc.
AngioDynamics is a leading and transformative medical technology company focused on restoring healthy blood flow in the body's vascular system, expanding cancer treatment options, and improving quality of life for patients.
The Company's innovative technologies and devices are chosen by talented physicians in fast-growing healthcare markets to treat unmet patient needs.
For more information, visit angiodynamics.com.
Safe Harbor
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms,” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ materially from AngioDynamics’ expectations, expressed or implied. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the scale and scope of the COVID-19 global pandemic, the ability of AngioDynamics to develop its existing and new products, technological advances and patents attained by competitors, infringement of AngioDynamics’ technology or assertions that AngioDynamics’ technology infringes the technology of third parties, the ability of AngioDynamics to effectively compete against competitors that have substantially greater resources, future actions by the FDA or other regulatory agencies, domestic and foreign healthcare reforms and government regulations, results of pending or future clinical trials, overall economic conditions (including inflation, tariffs, labor shortages and supply chain challenges including the cost and availability of raw materials), the results of on-going litigation, challenges with respect to third-party distributors or joint venture partners or collaborators, the results of sales efforts, the effects of product recalls and product liability claims, changes in key personnel, the ability of AngioDynamics to execute on strategic initiatives, the effects of economic, credit and capital market conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to obtain regulatory clearances or approval of its products, or to integrate acquired businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2026. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.